Exhibit 10.10

EMPLOYEE AGREEMENT

THIS AGREEMENT, entered into this 10th day of July, 2007, by and between Derick D. Shupe, an individual, (hereinafter “Employee”) and ICOP Digital, Inc., a Colorado Corporation, (hereinafter “ICOP”).

WITNESSETH:

WHEREAS, Employee desires to accept employment as Chief Financial Officer for ICOP; and

WHEREAS, Employee and ICOP have agreed that the duties of Employee shall include as detailed in Appendix “A”, and such other and further duties as ICOP may deem appropriate, from time to time; and

WHEREAS, ICOP and Employee have determined what reasonable compensation will be for Employee and has offered Employee a position for such compensation and the other benefits hereinafter set forth and Employee is willing to accept employment on such terms; and

WHEREAS, the parties have agreed to the terms and other important matters in connection with such position as is more fully set out hereinafter.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, it is agreed:

1. Employment. ICOP hereby employs Employee and Employee hereby accepts the position of Chief Financial Officer upon the terms and conditions herein set forth and such other terms of employment generally applicable to all regular employees of ICOP. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Employee understands and agrees that employment is subject to a background check to be performed by and at the expense of ICOP.

2. Term. The term of this Agreement shall begin on the 1st day of employment, which began on or about the 10th day of July, 2007 and shall continue thereafter until terminated as hereinafter provided (following required 30 calendar days contract through outside staffing company, as defined by Company).

3. Compensation. Employee shall receive as compensation a base salary of $140,000 per annum, payable in installments according to the ICOP’s regular payroll schedule.

4. Fringe Benefits. Employee shall participate in all existing health and other fringe benefit plans of ICOP according to the provisions and eligibility requirements of such plan, but ICOP reserves the right to modify, amend and terminate such plans including pension and profit sharing plans in the event of a change of the laws, rules and /or regulations governing such plans. Subject to the foregoing, Employee shall be provided the following benefits:

Employee’s Initials:

a.	Medical Insurance. ICOP agrees to provide Employee, with a medical, hospital and dental plan for Employee and his/her family in the amount equal to 100% of total premium, as approved by ICOP, during this Agreement.

b.	Retirement Plans. Employee will be entitled to participate in any pension, profit sharing, or 401(k) established by ICOP for ICOP’s employees according to the provisions and eligibility requirements of such plans. The ICOP 401(k) plan has a one-year waiting period to begin participation.

c.	Expense Reimbursement. ICOP will reimburse all pre-approved expenses incurred by Employee, in the normal course of performing his/her duties. These expenses shall be paid directly by the ICOP, or upon presentation by Employee of an itemized account of such expenditures, reimbursed to Employee. The expenses paid pursuant to this Section shall be charged as expenses of the ICOP. ICOP will repay only such normal and necessary expenses as are approved by ICOP prior to incurring such expenses. Employee shall include in any expense request for reimbursement the time, place, date, business purpose, and name of persons involved.

d.	Vacation. Employee shall be entitled to five days of vacation during the first year of employment, beginning after 120 days of employment, which must be used during the first year and cannot be carried over. Thereafter, two (2) weeks of paid vacation on a per annum basis after the first twelve (12) months of employment.

5. Duties. Employee agrees to devote all necessary time and use his/her best efforts in the performance of his/her duties for ICOP and to perform such other duties assigned to him/her from time to time by ICOP. Employee agrees not to be employed except on behalf of ICOP, unless otherwise authorized by ICOP. Employee shall devote all of his/her attention, skill and efforts to the faithful performance of Employee’s duties on behalf of ICOP. Employee shall devote his/her entire productive time, ability and attention to the business of ICOP and shall perform all duties in a professional, ethical and businesslike manner. Employee will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Chief Executive Officer. Employee shall report to the Chief Executive Officer unless otherwise directed.

6. Termination. This Agreement shall begin on the date as set forth in Section 2, and shall continue in full force and effect until terminated. The Initial Term of this Agreement shall continue in effect for a period of three (3) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Employee and ICOP.

(a)

Probation Period. The first six months of employment are considered a probationary period, as stated in the ICOP Employee Handbook. This time is set aside to determine whether this is the right position for an employee. It gives the employee time to adjust to new responsibilities and gives a supervisor time to assess the employee’s work. Successful completion of the probationary period does not create a contractual commitment to continued

Employee’s Initials:

employment. Furthermore, employment is contingent upon acceptable completion of a background check, to be completed at the expense of ICOP Digital.

(b)	Termination By Employee. This Agreement may be terminated by Employee at Employee’s discretion. In the event of termination by Employee pursuant to this subsection, ICOP may immediately relieve Employee of all duties and immediately terminate this Agreement, provided that ICOP shall pay Employee at the then applicable base salary rate to the termination date.

(c)	Termination By Company. This Agreement may be terminated by ICOP at Company’s discretion. In the event of termination by ICOP pursuant to this subsection, ICOP may immediately relieve Employee of all duties and immediately terminate this Agreement, provided that ICOP shall pay Employee at the then applicable base salary rate to the termination date.

(d)	ICOP Acquisition. In the event ICOP is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and ICOP agrees to use its best efforts to ensure that the transferee or surviving ICOP is bound by the provisions of this Agreement.

(e)	Termination for Cause. This Agreement is also subject to immediate termination by ICOP for cause. There shall be no severance package if Employee if terminated with cause. Cause is hereby defined as:

a.	Death of Employee.

b.	Retirement of Employee (voluntary or involuntary).

c.	Employee’s felony conviction.

d.	Employee’s drunkenness and/or habitual drug use.

e.	Employee’s material breach or repeated failure to carry out all terms and conditions of this Agreement.

f.	Employee’s theft, embezzlement or willful destruction involving corporate property or corporate funds.

g.	Employee’s willful acts or omissions that are materially inconsistent with Employee’s duties as an employee or agent of ICOP.

h.	Employee’s competition with ICOP or personal utilization of opportunities which could be for the benefit of the ICOP.

i.	Commission by Employee of an offense involving moral turpitude under federal, state or local laws or ordinances, or conducts him/herself publicly or privately in any manner which offends against decency or morality.

Employee’s Initials:

j.	Employee’s violation of ICOP’s sexual harassment policies. The termination of this Agreement shall be without prejudice to any rights and remedies which ICOP or Employee may have for breach or non-performance of any of the provisions of this Agreement and the provisions regarding the Covenant not to Compete contained herein shall apply, except in cases of death or disability.

k.	Employee’s failure to perform job functions successfully.

7. Sexual Harassment. ICOP is committed to providing professional work environment that maintains all employees’ equality, respect and dignity. In keeping with this commitment, ICOP maintains a strict policy prohibiting discriminatory practices, including sexual harassment. Sexual harassment, whether verbal, physical or environmental, and whether in the work place or outside work sponsored settings, is unacceptable and will not be tolerated.

Sexual harassment is illegal under federal, state and local laws as defined in the EEOC Guidelines promulgated in 1980 as any unwelcome sexual advance, request for special favor, and other verbal or physical conduct of a sexual nature when (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment; (2) submission to or rejection of such conduct by an individual is used as the basis for the employment decisions affecting such individual; or (3) such conduct has the purpose or effect of unreasonably interfering with the individual’s work performance creating an intimidating, hostile or offensive work environment.

8. Confidential Information. Employee acknowledges that his position with ICOP is special, unique, and intellectual in character and such position will place him/her in a position of confidence and trust with employees and clients of ICOP.

Confidentiality. Employee acknowledges that he will have access to certain proprietary and confidential information of ICOP and its customers, including but not limited to contemplated new products and services, marketing and advertising campaigns, sales projections, customer and prospect lists, creative campaigns and themes, and financial information of ICOP. Employee agrees not to use or disclose any confidential information during the Term of this Agreement or thereafter other than in connection with performing Employee’s services for ICOP in accordance with this Agreement.

Enforcement.

(a) Employee agrees that the restrictions set forth in this paragraph are reasonable and necessary to protect the goodwill of ICOP. If any of the covenants set forth herein are deemed to be invalid or unenforceable based upon the duration or otherwise, the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law.

Employee’s Initials:

(b) In the event of a breach or threatened breach by Employee of the provisions set forth in this paragraph, Employee acknowledges that ICOP will be irreparably harmed and that monetary damages, alone, shall be an insufficient remedy to ICOP. Therefore, Employee consents to enforcement of this paragraph by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies ICOP may have under this Agreement or otherwise.

9. Notice of Employment and Place of Business. Employee will notify ICOP in writing, within five (5) days after accepting employment with any other person, firm or organization at any time within one (1) years after the termination of this Agreement. Such notice shall include the name and address of the employer and his employment capacity with such employer, or if Employee shall be self-employed or act in any capacity other than as an employee, the name and address of the entity for which he renders services and his capacity with such entity.

10. Intellectual Property.

(a) The Employer has hired Employee to work full time so anything Employee produces during his employment is the property of ICOP. Any writing, invention, design, system, process, development or discovery conceived, developed, created, or made by Employee, alone or with others, during the period of his employment hereunder and applicable to the business of ICOP, whether or not patentable, registrable, or copy-rightable shall become the sole and exclusive property of ICOP.

(b) Employee shall disclose the same promptly and completely to ICOP and shall, during the period of his employment hereunder and at any time and from time to time hereafter, (i) execute all documents requested by ICOP for vesting in ICOP the entire right, title and interest in and to the same, (ii) execute all documents requested by ICOP for filing such applications for and procuring patents, trademarks, service marks or copyrights as ICOP, in its sole discretion, may desire to prosecute, and (iii) give ICOP all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain, and protect ICOP’s right therein and thereto.

11. Representations and Warranties of Employee. Employee hereby represents and warrants to ICOP as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement, or other understanding with any person (other than ICOP) requiring or restricting the use of disclosure of any confidential information or the provision of any employment, consulting or other services.

12. Post Employment Obligations. Upon termination of Employee’s employment with the ICOP for any reason, Employee will deliver to ICOP all memoranda, notes, records, drawings, brochures, work product, market studies, reports, or other documentation,

Employee’s Initials:

whether made or compiled by him/her alone or with others or made available to him/her while employed by the ICOP, including but not limited to, memoranda, notes, records, drawings, brochures, work product, market studies, reports, or other documentation pertaining to ICOP. Employee will also return all supplies, tools, devices and other equipment provided to him/her by the ICOP during his employment with the ICOP.

13. Conflicting Employment and Non-Competition: Employee agrees that, while employed by ICOP, Employee will not engage in any other employment, occupation, consulting, or other business activity directly related to the Business of ICOP. Employee will not engage in any activities that conflict with Employee’s obligations to ICOP. Employee further agrees that for a period of five (5) years following the voluntary or involuntary termination of employment under this Agreement, Employee shall not anywhere in the United States, directly or indirectly, own, manage, work in, be employed by, provide services to, operate, or control any business in competition with the Business of ICOP at the time of termination. Employee still further agrees that for the five (5) years period following termination of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit, or encourage any of ICOP’s employees to leave their employment to work with Employee or with any other entity. Employee agrees and consents to the reasonableness of the above-detailed restrictions on competition and every aspect thereof. Employee further agrees that any breach or threatened breach of this Agreement will cause immediate and irreparable damage to ICOP and that ICOP shall be entitled to, and Employee consents to, preliminary, temporary, and permanent injunctive relief against any breach of this Agreement. Employee expressly waives any requirement that a bond be posted in connection with any grant of injunctive relief. Any such injunctive relief shall be in addition to any other right or remedy available to ICOP in equity or at law.

14. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage land registry fees prepaid, to the applicable party and addressed as follows:

(a)	If to ICOP:

ICOP Digital, Inc.

16801 West 116th Street

Lenexa, KS 66219

(b)	If to Employee:

Derick D. Shupe

14215 NW 68th Street

Parkville, MO 64152

Addresses may be changed by notice in writing signed by the addressee.

15. Legal Fees or Costs to Enforce Agreement. In the event ICOP or Employee incurs legal fees or costs or both in enforcing this Agreement (whether or not a suit or action is filed), the non-prevailing party shall be liable for and shall pay those fees and costs incurred by the prevailing party.

Employee’s Initials:

16. Modification and Waiver.

(a)	Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)	Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument of the party charged with such waiver of estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

17. Severability. If for any reason, any provision of this contract is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held to be invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all the provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

18. Force Majeure. Neither party shall incur any liability to the other party hereunder nor shall either party be entitled to terminate this Agreement if the performance by either party of its obligations hereunder is prevented by acts of God, the public enemy, earthquakes, hurricanes, fires, flood, civil insurrections, curtailment of or failure to obtain sufficient electrical power.

19. Interpretation and Definitions. Unless otherwise provided in this Agreement, or unless the context otherwise requires, the following definitions and rules of construction shall apply herein:

(a)	The masculine gender includes both the feminine and the masculine.

(b)	The singular number includes the plural.

(c)	The word “person” includes a corporation, partnership, firm, or association whenever the context so requires.

(d)	“shall”, “will”, “must”, and “agrees” are mandatory and not optional or discretionary.

(e)	All references to the term or duration of this Agreement shall include any extensions in time of such term or duration.

20. Governing Law. This Agreement is made in the State of Kansas and shall be controlled by the laws of the State of Kansas in all matters or interpretations of the Agreement.

Employee’s Initials:

21. Binding Upon Heirs. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, heirs, personal representatives and assigns, except as provided herein.

22. Entire Agreement. This Agreement cancels and supersedes all previous agreements relating to the subject matter to this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto and shall not be amended or modified except as otherwise provided herein or in writing signed by each of the parties hereto.

23. Survival. The representation, agreements and covenant of Employee contained herein shall in all manner be deemed to survive the termination of his employment, whether voluntary or involuntary.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

Employee:

/s/ Derick D. Shupe
Derick D. Shupe

ICOP:	ICOP DIGITAL, INC.,
a Colorado Corporation

/s/ David C. Owen
David C. Owen, Chairman and CEO

Employee’s Initials: